OTC Bulletin Board Symbol:  WINS                           FOR IMMEDIATE RELEASE



                 WORLD INTERNETWORKS TO MERGE WITH TRACE AFFEX,
              A HIGH-END OPTICAL-STORAGE AND DATA-HANDLING COMPANY

                        Company sells Internet operations

           Canaccord Capital Corporation engaged as investment bankers


San Jose, California, May 23, 2001 - World Internetworks, Inc., (OTC BB: WINS) (www.wins.com) today announced two major transactions that are designed to facilitate the rapid expansion of the company in the high-end data storage industry. The company has signed a letter of intent to merge with Trace Affex, Inc. and concurrently announced that it has sold all of its Internet operations. In the future the company will strictly focus on the data storage and handling industry. In conjunction with these transactions, World Internetworks signed an engagement letter with Canaccord Capital Corp. of Toronto, Canada, whereby Canaccord will act in an investment banking capacity for the merged company.

         Trace Affex (www.trace.com), a private company located in San Jose, California, is a leading provider of high-end optical storage solutions and CD-R/DVD duplication and printing system solutions. Trace Affex, previously named Trace Digital, was originally founded in 1983. The company acquired Affex, a CD-printer company in 1999.

         "These transactions are a clear indication of where our strategic direction will lie as we move forward. They are designed to provide exceptional opportunities for growth in the high-end segment of the data storage and handling industry " said Bob Genesi, President and CEO of World Internetworks, Inc. " By merging World Internetworks and Trace Affex, we are creating value to our customers by bringing them a broader range of high-end data storage and handling solutions."

         According to Dave Kalstrom, President and CEO of Trace Affex, "We were looking for a partner that gives us the synergy and resources to accelerate, as well as take advantage of, our growth opportunities. The two companies are very compatible and we believe that this merger will significantly enhance our profit potential. We are participating in a product segment which industry analysts forecast rapid growth and we are well positioned in the market."

         Based upon unaudited management results, Trace Digital, LLC (Trace Affex's predecessor) achieved revenues in excess of $5,000,000 in the year 2000, and earnings from operations, before interest and depreciation expense, of approximately $200,000. The transaction is conditional upon final negotiations and Trace Affex shareholder approval, among other items.
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WINS stated goal is to become a high-end  data  storage  solutions  company that
develops,   manufactures   and  sells  advanced  tape  drives.   Before  today's
announcement the company had one data storage division, TSLi, which provides repair, remarketing and logistics solutions to the data storage market, including mass storage for original equipment manufacturers and integrators.

Under the terms of the Canaccord engagement and on a best efforts basis, Canaccord will assist the World Internetworks in the contemplated acquisition of Trace Affex, Inc., and assist the company in a private placement of its securities for the purposes of raising working capital. The terms and timing of the offerings are not yet defined.

About World Internetworks, Inc.

World Internetworks, Inc., through its operating subsidiaries, provides repair, remarketing and logistics solutions to the data storage market, including mass storage for original equipment manufacturers and integrators.

About Trace Affex, Inc.

Trace Affex is a leading provider of CD-R duplication and printing system solutions, and CD/DVD storage systems. It offers a wide variety of CD-R duplication and full-color printing systems designed to meet every application -- from large-capacity automatic, robotic systems to single-disc, high-quality systems for small businesses, studios and home offices. It also offers small-to-high-capacity DVD/CD systems, in a broad range of configurations, for archival storage, data distribution, digital asset management and web-based applications.

About Canaccord Capital Corp.

         Founded in 1950, Canaccord Capital is Canada's largest independent investment firm, specializing in small to mid-capitalization companies and recognized as a leader in the resource, technology and special situation sectors. With offices in major Canadian centres and affiliated partners in Britain, France, the United States and Barbados, Canaccord Capital offers a full range of professional investment services including corporate finance, research, institutional equities, international trading and private client services.

Statements in this news release that are not purely historical are forward-looking statements within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. These statements are made based upon information currently available to the Company, and the Company assumes no responsibility to update or revise such forward-looking statements. Forward looking statements in this press release are identified by such words as "expects," "believes," "could," "may," "will," "might," "anticipates," and "projects." Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company's actual results to differ from such forward-looking statements. These risks and uncertainties include without limitation demand for the Company's goods and services, the company's ability to develop its market, general economic conditions and other factors that may be more fully described in the company's literature and periodic filings with the Securities and Exchange Commission. This news release is not a solicitation to buy or sell securities, and it does not purport to be a complete analysis of the Company's financial position.

Contact:

Bob Genesi
World Internetworks, Inc.
President & CEO
(408) 941-1049
E-mail: butchgen@msn.com

Dave Kalstrom
Trace Affex, Inc.
President and CEO
(408) 441-3535
E-mail: dkalstrom@trace.com

Darryl Lloyd
Darryl Lloyd Inc. (for Trace)
(818) 551-7360
E-mail: darryl@dlloyd.com
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